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                                                                     EXHIBIT 2.1

                   AMENDMENT TO SECURITIES PURCHASE AGREEMENT


   This Amendment to Securities Purchase Agreement (the "Amendment") is entered into this 6th day of May, 1994 by and among Dreyer's Grand Ice Cream, Inc., a Delaware corporation (the "Company"), and Trustees of General Electric Pension Trust, a New York common law trust ("GE Pension"), GE Investment Private Placement Partners, I, a Delaware limited partnership ("GEIPPP") and General Electric Capital Corporation, a New York corporation (collectively the "Purchasers").


                                    Recitals

A. Company entered into a Securities Purchase Agreement dated June 24, 1993 with Purchasers (the "Agreement"), pursuant to which Purchasers acquired various securities of Company.

B. Company and Purchasers now desire to amend the Agreement as set forth herein.

 1.   Amendments.

   1.1. Section 6.A. of the Agreement is hereby amended by deleting from such section the words "June 30, 1996" and inserting in place thereof the words "September 30, 1997."

   1.2. Section 6.1 of the Agreement is hereby amended to read in its entirety as follows:

    "6.1. Financial Covenants. (a) The Company will not permit its Consolidated Net Worth at any time to be less than the sum of (i) $100,000,000 and (ii) the aggregate Stated Value of the outstanding shares of Preferred Stock (it being understood that, for the purposes of this paragraph (a), (x) the Notes and any other Subordinated Indebtedness of the Company shall not be treated as equity and (y) Consolidated Net Worth shall not be reduced by any amount up to one hundred and six million dollars ($106,000,000) borrowed to redeem, purchase or acquire shares of Common Stock to the extent such amounts are repaid from the net cash proceeds received, not more than 180 days after the effective date of such borrowing, by the Company from Nestle for the issue and sale of shares of Common Stock and warrants to purchase or acquire shares of Common Stock on the terms set forth in the Nestle Purchase Agreement and the Nestle Warrant Agreement).





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      (b) The Company will not incur, create, assume or permit to exist any
    Indebtedness if such Indebtedness (excluding the Notes, any Subordinated Indebtedness and, Indebtedness (up to one hundred and six million dollars ($106,000,000) incurred to redeem, purchase or acquire shares of Common Stock to the extent such Indebtedness is repaid by the net cash proceeds received, not more than 180 days after incurring such Indebtedness, by the Company from Nestle for the issue and sale of shares of Common Stock and warrants to purchase or acquire shares of Common Stock on the terms set forth in the Nestle Purchase Agreement and the Nestle Warrant Agreement (the "Bridge Indebtedness")) would result in a ratio of Consolidated Total Indebtedness (excluding the Notes and any Subordinated Indebtedness and any Bridge Indebtedness) to Consolidated Net Worth (which for this purpose shall include the principal amount of any Notes and other Subordinated Indebtedness then outstanding and Bridge Indebtedness) of more than 1.25 to 1.00.

      (c) The Company will not permit its Fixed Charge Ratio to be less than
    1.0 to 1.0 on the last day of fiscal years 1994 and 1995, and 1.5 to 1.0 on the last day of each fiscal year thereafter."

   1.3. Section 6.4 of the Agreement is hereby amended to read in its entirety as follows:

    "6.4. Dividends and Distributions. The Company will not, and will not permit any Subsidiary to, declare or pay any dividend on, or make any other distribution in respect of, or redeem, purchase or otherwise acquire any shares of Common Stock or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock; provided that if no Event of Default shall have occurred and be continuing and, in the case of a transaction described in clause (i) or (iii), after giving effect to any such transaction the Company would not be in violation of any of the covenants set forth in Section 6.1 and could incur an additional dollar of indebtedness under Section 6.1(b), the Company may: (i) pay cash dividends on its Common Stock in an aggregate amount (when added to any redemptions, purchases or acquisitions described in the proviso to clause
    (iii) hereof other than those redemptions, purchases or acquisitions in an amount up to one hundred and six million dollars ($106,000,000) funded through the





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    incurrence of Bridge Indebtedness or with the net cash proceeds received by the Company from Nestle for the issue and sale of shares of Common
    Stock and warrants to purchase or acquire shares of Common Stock on the terms set forth in the Nestle Purchase Agreement and the Nestle Warrant Agreement) not to exceed at any time the sum of $5,000,000 plus 40% of cumulative net income of the Company, determined in accordance with generally accepted accounting principles (but excluding extraordinary after-tax gains from sales of material assets), during the period (treated as one accounting period) commencing on December 27, 1992 and ending on the date any such dividend is paid, (ii) pay dividends in capital stock of the Company so long as any such dividend results in an adjustment pursuant to Section 10.7(a) hereof, and (iii) redeem, purchase or otherwise acquire shares of Common Stock; provided that, in the case of any redemption, purchase or acquisition of Common Stock at a price which exceeds 110% of the Current Market Price of the Common Stock for five Trading Days ending on the date of such transaction, the aggregate dollar amount paid in connection with such redemption, purchase or acquisition in excess of 110% of the Current Market Price (when added to any cash dividends on the Common Stock and any other redemptions, repurchases or acquisitions at a price which exceeds 110% of such Current Market Price) may not exceed the aggregate amount set forth in clause (i) above; and provided, however, that nothing in this Section 6.4 shall prevent the Company from redeeming, at the redemption price of $.01 per Right, the Rights issued pursuant to the Amended and Restated Rights Agreement (the "Rights Agreement") dated as of March 4, 1991 between the Company and First Interstate Bank of California, as amended from time to time."

   1.4. Section 9.1 of the Agreement is hereby amended by deleting from such section, in each place where they appear, the words "June 30, 1996" and inserting in place thereof the words "December 15, 1997".

   1.5. Section 9.5(a) of the Agreement is hereby amended to read in its entirety as follows:

    "9.5. Redemption Procedures. (a) Notice of any redemption of Notes pursuant to Section 9.1 or 9.2 which relate to a redemption date after December 15, 1997 and prior to January 1, 1998






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    shall be mailed at least 60 but not more than 120 days prior to the date fixed for redemption to each holder of Notes to be redeemed, at such holder's address as it appears in the Note Register. Notice of any redemption of Notes pursuant to Section 9.1 or 9.2 which relate to a redemption date on or before December 16, 1997 or after December 31, 1997 shall be mailed at least 30 but not more than 60 days prior to the date fixed for redemption to each holder of Notes to be redeemed, at such holder's address as it appears in the Note Register. In order to facilitate the redemption of Notes, the Board of Directors may fix a record date for the determination of Notes to be redeemed."

   1.6. The definition of Fixed Charge Ratio in Section 12.1 of the Agreement is hereby amended by deleting the words "most recently completed" from before the words "fiscal year", and inserting in place thereof the word "relevant".

   1.7. Section 12.1 of the Agreement is hereby amended to add the following definitions in their correct alphabetical position:

    "'Nestle'  means Nestle Holdings, Inc., a Delaware corporation."

    "'Nestle Purchase Agreement' means the Stock and Warrant Purchase Agreement dated May 6, 1994 between the Company and Nestle, as in effect on such date."

    "'Nestle Warrant Agreement' means the Warrant Agreement dated ______, 1994 between the Company and Nestle, as in effect on such date."

   1.8. The Company shall within five (5) business days amend the Certificate of Designation of Series B Convertible Preferred Stock (Exhibit E to the Agreement) as follows:

 (1) by deleting from Section 5(a), in each place where they appear, the words "June 30, 1996" and inserting in place thereof the words "December 15, 1997".

 (2) by amending Section 5(e)(i) to read in its entirety as follows:

    "(e)(i) Notice of any redemption of shares of Series B Preferred Stock pursuant to paragraph (a) or (b) of this Section 5 which relate to a redemption date after December 15, 1997 and prior to






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    January 1, 1998 shall be mailed at least 60 but not more than 120 days prior to the date fixed for redemption to each holder of shares of Series
    B Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. Notice of any redemption of shares of Series B Preferred Stock pursuant to paragraph (a) or (b) of this Section 5 which relate to a redemption date on or before December 16, 1997 or after December 31, 1997 shall be mailed at least 30 but not more than 60 days prior to the date fixed for redemption to each holder of shares of Series B Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. In order to facilitate the redemption of shares of Series B Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series B Preferred Stock to be redeemed."

 (3) by amending Section 2(a) to read in its entirety as follows:

    "(a) The holders of shares of Series B Preferred Stock, in preference to the holders of shares of Common Stock and of any shares of other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative cash dividends at an annual rate equal to the Adjusted Preferred Dividend Rate (as defined in Section 11) from and after the date of issuance of the Series B Preferred Stock (the "Issue Date"), as long as the shares of Series B Preferred Stock remain outstanding; provided, however, that such dividends shall cease to accrue and be cumulative on a given share of Series B Preferred Stock from and after October 1, 1997 if (i) the holder has been notified under Section 5(e) hereof that the share will be redeemed in 1997, and (ii) all dividends and other amounts due with respect to such share of Series B Preferred Stock are paid to the holder thereof on the redemption date specified in such notice or such dividends and other amounts are segregated and held in trust by the Company for payment upon surrender of such share in accordance with such notice. Dividends shall be computed on the basis of the Stated Value, and shall accrue and be payable quarterly, in





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    arrears, on the last business day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date following the Issue Date."

 Any breach of the covenant in this Section 1.8 shall be subject to the provisions of Section 8.1(g) of the Agreement.

   1.9. Each of the Purchasers shall surrender for exchange within ten (10) days of execution of this Amendment the Notes issued by the Company pursuant to the Agreement, each of which Note shall be exchanged for a new Note:

 (1) providing that interest on the Note shall cease to accrue from and after October 1, 1997 if (i) the holder has been notified by the Company under
Section 9.5 of the Agreement that the Note will be redeemed in 1997, and (ii) all amounts due under the Note are paid to the holder thereof on the redemption date specified in such notice or such amounts are segregated and held in trust by the Company for payment upon surrender of the Note in accordance with such notice;

 (2) dated the date to which interest has been paid on the Note so surrendered (or, if no interest has been paid, the date of such surrendered Note), but in the same aggregate unpaid principal amount as such surrendered Note; and

 (3) registered in the name of the holder surrendering such Note.

 2.   Miscellaneous.

   2.1. Except as expressly amended herein, all terms, covenants and provisions of the Agreement are and shall remain in full force and effect and all references therein to such Agreement shall henceforth refer to the Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Agreement.

   2.2. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

   2.3. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware.

   2.4. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all






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such counterparts together shall constitute but one and the same instrument.

 IN WITNESS WHEREOF, the Company and the Purchasers have caused this Amendment to be executed and delivered as of the date first above written.


DREYER'S GRAND ICE CREAM, INC.                   TRUSTEES OF GENERAL ELECTRIC
                                                    PENSION TRUST


By:    \s\ Paul R. Woodland                      By:    \s\ John H. Myers
   ------------------------                         ---------------------
Title: Vice President                            Title: Trustee
       --------------------                             -----------------




GENERAL ELECTRIC CAPITAL                         GE INVESTMENT PRIVATE
  CORPORATION                                       PLACEMENT PARTNERS I

                                                 By:  GE Investment Management
By:    John T. Carlton                                   Incorporated, its
   ---------------------------------                     General Partner
Title: Department Operations Manager
       -----------------------------


                                                      By:    \s\ John H. Myers
                                                         ---------------------
                                                      Title: Trustee
                                                             -----------------





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